Filed Pursuant to Rule 433

Registration No. 333-122424

January 25, 2007

KINDER MORGAN ENERGY PARTNERS, L.P.

6.000% Senior Notes due 2017

Issuer:	Kinder Morgan Energy Partners, L.P.
Ratings:	Baa1 (Under Review for Possible Downgrade)/BBB (Stable Outlook)/BBB+ (Rating Watch Negative)
Note type:	Senior Unsecured Notes
Maturity:	10 years
Minimum denomination:	$1,000
Pricing date:	January 25, 2007
Settlement date:	January 30, 2007
Maturity date:	February 1, 2017
Principal amount:	$600,000,000
Benchmark:	T 4.625% due 11/15/16
Benchmark Yield:	4.865%
Re-offer spread:	+115 bps
Re-offer yield to maturity:	6.015%
Coupon:	6.000%
Public offering price:	99.888%
Optional Redemption:	Make whole call T+ 20 bps
Interest payment dates:	February 1 and August 1, beginning August 1, 2007
CUSIP:	494550AU0
ISIN:	US494550AU03
Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co Managers:	Citigroup Global Markets Inc. Commerzbank Capital Markets Corp. Daiwa Securities SMBC Europe Limited Greenwich Capital Markets, Inc. Lazard Capital Markets LLC SunTrust Capital Markets, Inc.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (866) 289-1262, Deutsche Bank Securities Inc. at (800) 503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (866) 500-5408.

KINDER MORGAN ENERGY PARTNERS, L.P.

6.500% Senior Notes due 2037

Issuer:	Kinder Morgan Energy Partners, L.P.
Ratings:	Baa1 (Under Review for Possible Downgrade)/BBB (Stable Outlook)/BBB+ (Rating Watch Negative)
Note type:	Senior Unsecured Notes
Maturity:	30 years
Minimum denomination:	$1,000
Pricing date:	January 25, 2007
Settlement date:	January 30, 2007
Maturity date:	February 1, 2037
Principal amount:	$400,000,000
Benchmark:	T 4.500% due 2/15/36
Benchmark Yield:	4.965%
Re-offer spread:	+155 bps
Re-offer yield to maturity:	6.515%
Coupon:	6.500%
Public offering price:	99.803%
Optional Redemption:	Make whole call T+ 25 bps
Interest payment dates:	February 1 and August 1, beginning August 1, 2007
CUSIP:	494550AV8
ISIN:	US494550AV85
Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co Managers:	Citigroup Global Markets Inc. Greenwich Capital Markets, Inc. Lazard Capital Markets LLC RBC Capital Markets Corporation Scotia Capital (USA) Inc. SunTrust Capital Markets, Inc.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (866) 289-1262, Deutsche Bank Securities Inc. at (800) 503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (866) 500-5408.